Exhibit 99.1

FOR IMMEDIATE RELEASE	January 28, 2004

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS

NET EARNINGS FOR FISCAL YEAR ENDED DECEMBER 31, 2003

Stamford, CT., January 28, 2004 — Jay M. Forgotson, President and CEO of Cornerstone Bancorp, Inc. (the “Bancorp”) reports consolidated earnings for the Bancorp and its single subsidiary, Cornerstone Bank (the “Bank”).

On January 8, 2004, the Cornerstone Bank family was saddened by the passing of its founder and Chairman Emeritus of the Board, Norman H. Reader. His brave fight against cancer was an inspiration to our employees, directors and customers. Founded as the First National Bank of Stamford in 1985, Mr. Reader guided the successful efforts of Cornerstone Bank to become one of the premier community banks in Fairfield County. Mr. Forgotson was elected to the Chairmanship of the Bank and assumed that role in September 2003.

2003 proved to be another exciting and challenging year as the low interest rate environment that began in 2001 continued. In spite of low rates the Bancorp was able to produce earnings consistent with market conditions and its strategic plan. Non-interest income, particularly from Small Business Administration (SBA) and residential mortgage loan sales, continued to make a significant and growing contribution to the Bank’s profitability. Market penetration in 2003 in the SBA and residential mortgage loan areas has produced increased premium income on the sale of these loans over the premium income level of 2002. Mr. Forgotson notes, “Cornerstone Business Credit (CBC), which was founded as a subsidiary of the Bank in 2002 to provide SBA loans in the Bank’s market area, received honors as the Top Certified Lender and Top New SBA Express Lender in the State of Connecticut for 2003. We are proud of our success in this area and of our ability to assist small businesses in our market area through the SBA program. We anticipate further growth of our SBA activities in 2004.”

As a direct result of the continuation of the low interest rate environment and net interest margins, the Bancorp reported revenues for the year ended December 31, 2003. Net interest income was $7,822,000 for 2003, representing a decrease of 7.7% compared to last year. The Bancorp’s net interest spread and net interest margin of 4.28% and 4.88% respectively in 2002 fell to 3.42% and 3.90% respectively in 2003.

Net income for the year ended December 31, 2003 was $1,602,000, a 12.0% decrease compared to net income of $1,820,000 in 2002. Net income for 2002 benefited from an after-tax recovery of $110,000 in interest and late charges on a non-performing loan. Net income for the fiscal year ended December 31, 2003 represented $1.28 earnings per diluted share, compared to $1.48 earnings per diluted share in 2002.

The asset side of the balance sheet reflects the Bank’s successful year in the origination and sale of new SBA related loans. As is customary in the SBA business, the guaranteed portion of some of the loans is sold in the secondary market. SBA loan originations totaled $13,858,000 in 2003. CBC sold SBA loans of $10,242,000 in 2003, retaining the balance in its portfolio.

In addition to the SBA loan portfolio, the Bank generated $18,419,000 in residential mortgage loans during the year, of which $17,337,000 was sold to the secondary markets.

Total net loans stand at $119,868,000 at year end 2003 compared to $128,719,000 at year end 2002. However, the total at year end 2002 included approximately $7,100,000 in residential mortgage loans held for sale, compared to $594,000 in residential mortgage loans held for sale on December 31, 2003.

Deposits increased by 8.6% to $198,717,000 at December 31, 2003 compared to $183,021,000 at December 31, 2002. Total assets on a year-to-year basis increased to $225,846,000 at December 31, 2003 compared to $212,054,000 a year ago, an increase of 6.5%.

On December 17, 2003, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The dividend was paid on January 15, 2004 to stockholders of record as of the close of business on December 31, 2003.

On the marketing strategy of the Bank, Mr. Forgotson stated, “We note that our significant commitment to localized television advertising during the last two years has made the Cornerstone Bank name a clearly recognized brand in all of Fairfield County. It is expected that we will continue to expand and enhance this program for the foreseeable future.” He further noted that “the Bank anticipates opening another Norwalk branch during 2004 as a convenience to customers and to increase our market share in this vital market. We will continue to seek branching opportunities which we can anticipate will contribute to the Bank’s profitability after a reasonable start up period.”

Mr. Forgotson emphasized that under the present circumstances, he is pleased with the Bancorp’s financial results as well as the progress made on its strategic plan in 2003. He also commented on Cornerstone Bancorp’s common stock performance for the year. “The year-end price of the Bancorp’s stock rose from $17.00 on December 31, 2002 to $20.25 on December 31, 2003, a 19.1% increase under ongoing cautious market conditions.”

The Bancorp continues to pay a quarterly cash dividend dating back to its first dividend in February 1995 when it was listed on the American Stock Exchange.

James P. Jakubek, President and CEO of Cornerstone Bank, evaluated 2003 as a manageable year in spite of rates. He commented, “We were able to accomplish many of our data processing goals and replaced our aging network of ATM’s. Outsourcing of several contracts previously done in house will allow us to grow utilizing our present human resources within our current physical space.”

In Connecticut, Cornerstone Bank operates from three full service locations in Stamford, a full service location in Greenwich, a full service location and a business development office in Norwalk, a full service location in Westport and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Year Ended December 31,	2003	2002
Total Interest Income	$10,837,000	$11,568,000
Net Interest Income	7,822,000	8,478,000
Provision for Loan Losses	96,000	363,000
Non-interest Income	2,516,000	2,060,000
Non-interest Expense	7,638,000	7,240,000
Income Before Taxes	2,604,000	2,935,000
Income Tax Expense	1,002,000	1,115,000
Net Income	1,602,000	1,820,000
Basic Earnings Per Share	1.33	1.53
Diluted Earnings Per Share	1.28	1.48

Three Months Ended December 31,	2003	2002
Total Interest Income	$2,587,000	$2,887,000
Net Interest Income	1,874,000	2,117,000
Provision for Loan Losses	(79,000)	133,000
Non-interest Income	528,000	679,000
Non-interest Expense	1,959,000	1,997,000
Income Before Taxes	522,000	666,000
Income Tax Expense	201,000	253,000
Net Income	321,000	413,000
Basic Earnings Per Share	0.27	0.34
Diluted Earnings Per Share	0.26	0.33

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms. The forward-looking statements contained in this press release speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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